EXHIBIT 2.2
                                  REDEMPTION
                                  AGREEMENT


                                 by and among

                      J. Edward Connelly Associates, Inc.

                                   "Seller,"

                                      and

                      President Broadwater Hotel, L.L.C.

                                     "LLC"

                                      and

                            Broadwater Hotel, Inc.

                                     "BHI"
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                              TABLE OF CONTENTS

                                                                      Page No.

1.   IDENTIFICATION OF THE PARTIES AND SUMMARY OF THE TRANSACTION.........  1

2.   DESCRIPTION OF THE LLC'S ASSETS......................................  1
     (a)   Real Property..................................................  1
     (b)   Improvements...................................................  2
     (c)   Lease Interests................................................  2
     (d)   Rights and Privileges..........................................  2
     (e)   Lessee Interests...............................................  2
     (f)   Tangible Personal Property.....................................  3
     (g)   Intangibles....................................................  3

3.   REDEMPTION OF THE LLC INTEREST AND ISSUANCE OF CLASS A UNIT..........  4
     (a)   Redemption of the LLC Interest.................................  4
     (ii)  Purchase Price.................................................  4
     (iii) Escrow Deposit.................................................  5
     (iv)  Payment........................................................  5
     (v)   Escrow Agent...................................................  5
     (vi)  Seller Interest................................................  6
     (b)   Issuance of the Class A Unit...................................  8
     (ii)  Contribution...................................................  8

4.   INVESTIGATIONS.......................................................  8
     (a)   Investigations.................................................  8
     (b)   Access to Information and the Property.........................  8
     (c)   Seller's Deliveries of Documents and Information...............  9
     (d)   Title and Survey Matters....................................... 12

5.   REPRESENTATIONS AND WARRANTIES OF SELLER............................. 12
     (a)   Correct and Complete Copies.................................... 13
     (b)   Rent Roll...................................................... 13
     (c)   Lessee Leases True and Correct................................. 14
     (d)   No Leasing Commissions......................................... 14
     (e)   Assumed Contracts True and Correct............................. 14
     (f)   No Land Related Proceedings.................................... 14
     (g)   Adequate Utilities............................................. 15
     (h)   Permits........................................................ 15
     (i)   Good Standing; Binding Documents............................... 15
     (j)   No Construction Contracts...................................... 15

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                                                                      Page No.

     (k)   Hazardous Materials............................................ 15
     (l)   Insurance Matters.............................................. 16
     (m)   Legal Proceedings.............................................. 16
     (n)   Not a Foreign Person........................................... 17
     (o)   No Merger...................................................... 17
     (p)   Capitalization................................................. 17
     (q)   Property Held in As Is Condition............................... 17
     (r)   Title to the LLC Interest, Class A Unit........................ 17

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LLC AND BHI......... 17
     (a)   Good Standing; Binding Documents............................... 17
     (b)   Continued Employment........................................... 18
     (c)   Notification of Change......................................... 18

7.   CONDITIONS PRECEDENT TO CLOSING...................................... 18
     (a)   LLC's and BHI's Conditions Precedent........................... 18
     (b)   Seller's Conditions Precedent.................................. 21

8.   COVENANTS OF SELLER.................................................. 22

9.   SELLER'S CLOSING DOCUMENTS........................................... 25

10.  LLC'S AND BHI'S CLOSING DOCUMENTS.................................... 26

11.  CONFIDENTIALITY...................................................... 27

12.  PRORATIONS AND ADJUSTMENTS........................................... 28
     (a)   Rentals Generally.............................................. 28
     (b)   Prepaid Rents, Security Deposits and Promotional Funds......... 28
     (c)   Operating Expenses............................................. 28
     (d)   Property Taxes................................................. 29
     (e)   Capital Expenditures and Accounts Payable...................... 29
     (f)   Debt Service Payments, Payroll Expenses and Insurance Premiums
           and Costs Not to be Prorated................................... 29
     (g)   Other Items.................................................... 29
     (h)   Procedures and Adjustments..................................... 29
     (i)   Post-Closing Reconciliation.................................... 30
     (j)   Safe Deposit Boxes............................................. 30
     (k)   Accrued Employee Benefits...................................... 30

13.  CLOSING.............................................................. 30

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                                                                      Page No.

14.  CLOSING COSTS........................................................ 31

15.  LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION......................... 31
     (a)   Destruction or Damage.......................................... 31
     (b)   Condemnation................................................... 31
     (c)   Notice......................................................... 32

16.  CERTAIN DEFAULTS..................................................... 32
     (a)   Specific Performance by Seller................................. 32
     (b)   Liquidated Damages on BHI Default.............................. 32
     (c)   No Waiver...................................................... 33

17.  INDEMNIFICATIONS..................................................... 33
     (a)   Indemnification by Seller...................................... 33
     (b)   Indemnification by the LLC and BHI............................. 34

18.  NO BROKER............................................................ 34

19.  MISCELLANEOUS........................................................ 35
     (a)   Entire Agreement............................................... 35
     (b)   Counterparts................................................... 35
     (c)   Time of the Essence............................................ 35
     (d)   Notices........................................................ 35
     (e)   No Other Representations....................................... 36
     (f)   Saving Clause.................................................. 36
     (g)   Standard of Interpretation..................................... 36
     (h)   Governing Law.................................................. 37
     (i)   Attorneys' Fees................................................ 37
     (j)   Binding Agreement; Assignment.................................. 37
     (k)   Exhibits....................................................... 37
     (l)   No Recording................................................... 38

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                             Redemption Agreement


1.   IDENTIFICATION OF THE PARTIES AND SUMMARY OF THE TRANSACTION.

     THIS REDEMPTION AGREEMENT (this "Agreement) is made this 22nd day of July, 1997, by and among J. Edward Connelly Associates, Inc., a Pennsylvania corporation ("Seller"), President Broadwater Hotel, L.L.C., a Mississippi limited liability company (the "LLC"), and Broadwater Hotel, Inc., a Mississippi corporation ("BHI").

                          Summary of the Transaction

     (a) The LLC has issued to Seller, and Seller is the sole record and beneficial owner of, the entire issued and outstanding ownership interest in the LLC (the "LLC Interest").

     (b) In exchange for the issuance of the LLC Interest, Seller has agreed to make a capital contribution to the LLC in the form of the assets described in Section 2 of this Agreement.

     (c) BHI desires to purchase, and the LLC desires to issue to BHI, the Class A Unit (the "Class A Unit") as described in the Amended and Restated Limited Liability Company Operating Agreement of the LLC attached hereto as Exhibit M (the "Amended Operating Agreement") in exchange for the making of a capital contribution by BHI to the LLC in the amount described in paragraph 3 of this Agreement.

     (d) The LLC desires to redeem, and Seller desires that the LLC redeem, the LLC Interest in exchange for the payment by the LLC to Seller of the purchase price described in Section 3 of this Agreement and the issuance to Seller of the Class B Unit (the "Class B Unit") as described in the Amended Operating Agreement.

     (e)  Seller, BHI and the LLC desire that the transactions contemplated by
Section 1 of this Agreement occur on the Closing Date (as hereinafter defined) in the order set forth above.

2.   DESCRIPTION OF THE LLC'S ASSETS.

     Seller represents and warrants to each of the LLC and BHI that Seller is the sole record and beneficial owner of, and immediately following the consummation of the transactions contemplated by this Agreement, the LLC will be the sole record and beneficial owner of, the following property:

     (a) Real Property. That certain real property located in the City of Biloxi, Second Judicial District of Harrison County, State of Mississippi, comprised of the following (collectively, the "Land"): (i) that certain real property containing the

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Broadwater Beach Hotel and described in Exhibit A-1; (ii) that certain real property containing the Broadwater Sun Golf Course and described in Exhibit A-2; (iii) that certain real property known as the Beauvoir Parcel and described in Exhibit A-3; (iv) that certain real property containing the Broadwater Beach Marina and described in Exhibit A-4; (v) that certain real property containing the Broadwater Tower and described in Exhibit A-5; (vi) that certain real property situated south of the north right-of-way of U.S. Highway 90 and described in Exhibit A-6; (vii) that certain easement over the northern portion of Southern Memorial Park and described in Exhibit A-7; and (viii) that certain easement over the southern portion of Southern Memorial Park and described in Exhibit A-8.

     (b) Improvements. All buildings, structures, fixtures and other improvements located on the Land (the "Improvements"), including the Improvements commonly known as the "Broadwater Beach Hotel and Resort", "Broadwater Tower", "Broadwater Beach Hotel and Resort Marina", and "Sun Golf Course";

     (c) Lease Interests. All of Seller's interest as lessor in all leases covering the Land and Improvements, including that certain Restated Lease Agreement between BH Acquisition Corporation and President Riverboat Casino-Mississippi, Inc. effective July 15, 1992 (said lease, together with any and all amendments, modifications, extensions, or supplements is hereinafter referred to as the "Marina Lease") which leases, together with any and all amendments, modifications, extensions or supplements thereto, are hereinafter referred to collectively as the "Seller Lessor Leases" and are identified in the Rent Roll (hereinafter defined) attached hereto as Schedule 5(b); provided, however, Seller Lessor Leases shall not include (but the Property shall include) leases to boat slip holders, which leases are terminable on no more than thirty (30) days' notice, and are currently in effect on a month to month basis;

     (d) Rights and Privileges. All rights, privileges, easements and appurtenances to the Land or the Improvements, including all mineral and riparian and littoral water rights and all easements, rights-of-way and other appurtenances (including any and all easements over, and any option to purchase, the cemetery land adjacent to the Land and any of Seller's right, title and interest in and to any crossing agreement over the railroad tracks separating the Sun Golf Course from the Broadwater Beach Hotel and Resort) used or connected with the beneficial use or enjoyment of the Land and the Improvements (collectively, the "Appurtenances");

     (e) Lessee Interests. All of Seller's interest as lessee under the Public Tideland Lease dated September 6, 1992, by and between BH Acquisition Corporation and the State of Mississippi (said lease, together with any and all

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amendments, modifications, extensions or supplements thereto, is hereinafter referred to collectively as the "Public Tideland Lease"), all of BH Acquisition Corporation's interest as lessee under the Fastlands Lease dated December 31, 1996, by and between BH Acquisition Corporation and the State of Mississippi (said lease, together with any and all amendments, modifications, extensions or supplements thereto, is hereinafter referred to collectively as the "Fastlands Lease"), and all of Seller's interest as lessee under that certain lease dated May 24, 1995, by and between BH Acquisition Corporation and the Mississippi Division of the United Sons of Confederate Veterans, a Mississippi corporation (said lease, together with any and all amendments, modifications, extensions or supplements thereto, is hereinafter referred to collectively as the "Beauvoir Lease"), and all of Seller's interest as a party to any and all billboard or signage leases, licenses, occupancy agreements, or other agreements relating to advertising rights, no matter where located (said lease, licenses and agreements, together with any and all amendments, modifications, extensions or supplements thereto, are hereinafter referred to collectively as the "Advertising Leases and Agreements") (the Public Tideland Lease, the Fastlands Lease, the Beauvoir Lease, and the Advertising Leases and Agreements are hereinafter referred to collectively as the "Seller Lessee Leases" and are identified on Exhibit B attached hereto; and the Land, the Improvements, the Appurtenances, Seller's interest under the Seller Lessor Leases, and Seller's interest as lessee under the Seller Lessee Leases are sometimes collectively hereinafter referred to as the "Real Property");

     (f) Tangible Personal Property. All tangible personal property, equipment, furniture and supplies (collectively, the "Tangible Personal Property") owned by Seller and used in the operation of the Real Property, including all inventories of liquor, food, linen, china, glassware, silverware and other operating equipment, equipment and other leases of personally, billboards, work in process, computer equipment, software, computer data, furniture, sales and customer records (including customer and guest lists and credit histories), including the personal property inventoried on Schedule 4(c)(vii);

     (g) Intangibles. All intangible property owned by Seller and used or useful in connection with the foregoing, including all of Seller's goodwill and all right, title and interest in and to any and all trademarks, trade names (including the right of Seller to use the names "Broadwater Beach Hotel and Resort", "Broadwater Tower", "Broadwater Beach Hotel and Resort Marina", and "Sun Golf Course"; Seller agrees to change the name "Broadwater Inn" in connection with its operation of that property not less than thirty (30) days after Closing), contract rights, guarantees, licenses, approvals, certificates, permits and warranties, including all of Seller's right, title and interest in and to any Army Corps of Engineers, U.S. Coast Guard and Mississippi Department of Maritime Resources permits and approvals and other federal, state and local approvals and permits, to the extent transferable, and telephone exchanges, relating to the Property, including the items specifically described in Schedule 4(c)(viii) attached hereto (the "Intangible Personal Property"). (The Real Property, the Improvements, the Tangible Personal Property, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the "Property").

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     Notwithstanding anything to the contrary contained in this Agreement the
Property of Seller to be transferred to the LLC does not and shall not include the following: (i) that certain real property commonly known as the "Broadwater Inn", including all appurtenances, improvements, and tangible and intangible assets used solely in connection with Seller's ownership and operation thereof; (ii) all cash on hand or in any bank or other accounts (other than any Tenant security deposits required to be paid over or credited to the LLC hereunder), and all accounts receivable of Seller, but solely to the extent the same accrued during the period prior to or on the Closing Date;
(iii) any tax credits or attributes, including any tax refunds accruing to the owner of the Property for the period prior to and including the Closing Date;
(iv) any insurance prepayments or refunds due and payable to Seller; (v) the corporate minute book, stock records or other records pertaining to the corporate existence of Seller; or (vi) any assets or property of Seller not located in the State of Mississippi or not utilized in connection with the ownership and operation of the real properties and improvements known as the Broadwater Beach Hotel and Resort, Broadwater Tower, Broadwater Beach Hotel and Resort Marina, and the Sun Golf Course. Seller shall have the right to use the telephone switch for the Broadwater Beach Hotel and Resort and Broadwater Tower for up to thirty (30) days following the Closing (provided that Seller shall cause the LLC to be reimbursed for the use of such switch).

3.   REDEMPTION OF THE LLC INTEREST AND ISSUANCE OF CLASS A UNIT.

     (a)  Redemption of the LLC Interest.

          (i) Redemption. In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the LLC hereby agrees to redeem from Seller on the Closing Date (subject to the terms and conditions hereinafter set forth) all of Seller's right, title and interest in and to the LLC Interest.

         (ii) Purchase Price. The purchase price for the LLC Interest is Forty Million Five Hundred Thousand and no/100 Dollars ($40,500,000.00) (the "Purchase Price"), subject to the terms and conditions set forth in this Agreement. At Closing, the LLC shall deliver to Seller the sum of Thirty Million Five Hundred Thousand and no/100 Dollars ($30,500,000.00) (plus or minus the prorations and adjustments referenced in this Agreement) in cash or certified funds; provided, that (A) $250,000 of said amount may be withheld by the LLC's lender until Seller delivers a non-disturbance agreement from lessor of the Beauvoir Lease, and (B) $400,000 of said amount may be withheld by the LLC for the repairs, modifications or improvements to the hotel and restaurant portions of the Property identified by the City of Biloxi officials during the inspection of the Property on April 23, 1997 and any subsequent follow-up inspections on or prior to the Closing Date for the purpose of the LLC obtaining new permits for the Property. The LLC shall promptly deliver to Seller any amount withheld less any sums expended to perform such repairs, modifications and improvements if all work contemplated has been completed and excess funds remain. The LLC shall use its best efforts (which shall not be deemed to include the payment of money) to

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help Seller to obtain such non-disturbance agreement.  Seller shall use
$2,000,000 of said amount to pay off those two certain promissory notes dated February 15, 1996 made by Seller to PRC Management, Inc., each in the principal amount of $1,000,000 (the "PRC Notes"). The balance of the Purchase Price (being the sum of Ten Million and no/100 Dollars ($10,000,000.00) shall be in the form of a member interest in the LLC in accordance with the terms of
Section 3(a)(vi) of this Agreement (the "Seller Interest"). In addition to the cash portion of the Purchase Price as described above, the LLC shall assume, pay and discharge when due Seller's obligations occurring after the Closing with respect to the contracts relating to the Property that are listed on
Schedule 5(e) (the "Assumed Contracts").

        (iii) Escrow Deposit. Concurrently with the signing hereof, BHI has, unless waived by Seller, deposited in escrow (the "Escrow Deposit") with First American Title Insurance Company ("Title Company"), Seven Hundred Fifty Thousand and no/100 Dollars ($750,000.00) as BHI's earnest money deposit hereunder by cashier's check or wire transfer of immediately available funds. The Escrow Deposit will be held by Title Company in short-term and liquid interest bearing Obligations of the United States Government or in an interest bearing savings account or money market account with a financial institution approved by the parties. If the redemption of the LLC Interest is consummated as contemplated hereunder, the Escrow Deposit and accrued interest will be paid to Seller and credited to the LLC on account of the Purchase Price. If the redemption of the LLC Interest is not consummated because of (i) the failure of any of the LLC and BHI's Conditions Precedent or any of the Seller's Conditions Precedent (as defined in Section below), which failure is not caused by the LLC's breach of this Agreement, (ii) the LLC's election under Section hereof, the Escrow Deposit and accrued interest will be immediately refunded to BHI upon BHI's written request to Title Company. If the purchase and sale of the LLC Interest is not consummated for any other reason (except for breach of this Agreement by Seller), the Escrow Deposit and accrued interest shall be paid to and retained by Seller. Seller, BHI and the LLC agree to execute such customary escrow agreement, consistent with this paragraph, as may be reasonably required by Title Company in order to accept the Escrow Deposit.

         (iv) Payment. The balance of the Purchase Price (subject to the prorations and adjustments hereinafter set forth) will be paid to Seller by cashier's check or, at the LLC's election, wire transfer of immediately available funds on the Closing Date.

          (v) Escrow Agent. Seller and the LLC acknowledge that Title Company is acting solely as escrow holder at their request and for their convenience, that Title Company shall not be deemed to be the agent of either of the other parties hereto and that Title Company shall not be liable to either of the other parties hereto for any action or omission on its part unless taken or suffered in bad faith or in willful disregard of the provisions of this Agreement or unless the same constitutes gross negligence on the part of Title Company. Title Company may act upon any instrument

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or other writing and upon signatures believed by it to be genuine without any duty of independent verification. Title Company shall not be required or obligated to determine any questions of law or fact. All fees and charges of Title Company for acting as such under this Agreement shall be payable fifty percent (50%) by Seller and 50 percent (50%) by the LLC. In addition, each of Seller and the LLC shall indemnify and hold harmless Title Company from and against all costs, claims and expenses, including reasonable attorneys fees and litigation costs, incurred by Title Company in connection with the performance of its duties hereunder (including, without limitations in an interpleader action or other litigation relating to the disposition of the Escrow Deposit), except with respect to acts or omissions taken or suffered by Title Company in bad faith or willful disregard of the provisions of this Agreement or which constitute gross negligence on the part of Title Company.

         (vi) Seller Interest. The Seller Interest shall be identified in and evidenced by the Articles of Organization and/or any other agreements setting forth the creation or operation of the LLC, which Articles of Organization (and other documents) shall contain the following terms and conditions:

                (1) an irrevocable right of Seller, its successors and assigns, to receive a guaranteed payment in the amount of Ten Million Dollars ($10,000,000.00) plus monthly interest payments as hereinafter described (collectively, the "Guaranteed Payment"), which Guaranteed Payments shall be preferential to the right of any other member (or the affiliate of any member of the LLC) to receive any payments or distributions from the LLC. The Seller's Guaranteed Payment shall be distributed to Seller by no later than three (3) years from the Closing Date, and beginning on the first day of the next month following the Closing Date and continuing on the first day of each month thereafter until the third anniversary date of the Closing Date, the Guaranteed Payment shall include a monthly payment made to Seller (as a member of the LLC following the Closing) equal to an amount computed by multiplying $10,000,000.00 by (A) a rate per annum equal to 400 basis points over thirty
(30) day LIBOR (but such rate per annum shall in no event ever be less than a rate of 8.75% per annum), and (B) a fraction equal to the number of days in the applicable month or partial month divided by the number of days in the calendar year of which that month is a part. The Seller's receipt at any time of the Guaranteed Payment shall effect a complete liquidation of the Seller's interest in the LLC.

                (2) in the event that the Property, or any part thereof or any interest therein is sold, conveyed, disposed of, alienated, hypothecated, leased (except leases in the ordinary course of business), assigned, pledged, mortgaged, further encumbered or otherwise transferred or the LLC shall be divested of its title to the Property or any interest therein, in any manner or way, whether voluntary or involuntary, then the LLC shall immediately distribute any net proceeds of such transaction remaining after the full payment by the LLC of all amounts due and owing to Lehman Brothers Holdings, Inc., its successors or assigns, to Seller as payment towards the Guaranteed Payment;

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                (3)  for the period commencing on the Closing Date and
continuing through the third anniversary of the Closing Date, no member or affiliate of a member of the LLC (other than Seller, its successors or assigns) may receive a management fee, consulting fee, or other fee or payment from the LLC (except payments for salaries and wages related to employees of The President Riverboat Casino-Mississippi, Inc. who are involved in managing the Property) unless the LLC has timely paid to Seller (A) the monthly payment requirement of the Guaranteed Payment due and owing to Seller as set forth in
Section 3(a)(vi)(1) hereinabove, and (B) the remaining net proceeds of any transaction as described in Section 3(a)(vi)(2) hereinabove. For the period commencing on the third anniversary of the Closing Date, no member or any affiliate of a member of the LLC (other than Seller, its successors or assigns) may receive a management fee, consulting fee, or other fee or payment from the LLC (except payments for salaries and wages related to employees of The President Riverboat Casino-Mississippi, Inc. who are involved in managing the Property) unless the LLC has timely paid to Seller the entire Guaranteed Payment; and

          The articles of organization and/or any other agreements setting forth the creation or operation of the LLC shall also contain a provision stating that the terms and conditions as set forth in Sections 3(a)(vi)(1),
(2) and (3) above may not be modified or amended without the prior written consent of Seller.

          Seller, BHI and the LLC agree that the Class B Unit as described in the Amended Operating Agreement satisfies all of the requirements of this
Section 3(a)(vi) with respect to the Seller Interest. Seller agrees to accept the Class B Unit on the Closing Date in satisfaction of the LLC's obligation to deliver the Seller Interest.

          The LLC shall not enter into any contract or agreement with any member, principal or affiliate of the LLC except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm's length basis with third parties other than an affiliate. The LLC specifically agrees that the room rate charged (in any hotel on the Property) to customers of the casino operated, leased, managed, or directly or indirectly owned by the LLC's affiliate, The President Riverboat Casino-Mississippi, Inc., its successors or assigns, on a portion of the Property shall not be lower than $35.00 per night.

     (b)  Issuance of the Class A Unit.

          (i) Issuance. In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the LLC hereby agrees to issue the Class A Unit to BHI on the Closing Date (subject to the terms and conditions hereinafter set forth).

         (ii) Contribution. In exchange for the Class A Unit, BHI shall make a capital contribution to the LLC in the amount of Five Million Dollars ($5,000,000.00)

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(the "Capital Contribution"), to be delivered to the LLC on the Closing Date in immediately available funds.

4.   INVESTIGATIONS.

     (a) Investigations. BHI acknowledges that it has inspected the Property and that the Property is being acquired by the LLC in its "as is" condition and will not be modified or improved by the Seller prior to Closing, subject to Seller's representations and as herein contained. Nevertheless, BHI wishes to have continued access to the Property from the date hereof through the Closing Date. BHI shall be permitted to conduct further investigations of the Property in accordance with this Section . Such investigation may include: a physical inspection of the Property, including soil, geological and other tests, engineering evaluations of the mechanical, electrical, HVAC and other systems in the Improvements and review of the Plans (as hereinafter defined); review of all governmental matters affecting the Property, including zoning, environmental and building permit and occupancy matters; review and verification of all financial and other information provided by Seller relating to the operation of the Property, review of the condition of title to the Property; review of the Seller Lessor Leases and Seller Lessee Leases; and review of such other matters pertaining to an investment in the Property as BHI deems advisable. Seller shall provide BHI with all information reasonably requested pursuant to BHI's investigations within a reasonable period of time (taking into account the nature and scope of the request) following BHI's request.

     (b) Access to Information and the Property. At any reasonable time prior to the Closing Date and with prior notification to Seller, BHI, its agents and representatives shall be entitled: (i) to enter onto the Property to perform inspections and tests of the Property, including all leased areas (subject to the rights of the Tenants (as hereinafter defined) and structural and mechanical systems within the Improvements, (ii) to examine and copy (but not audit) any and all books and records, if any, maintained by Seller or its agents relating to receipts and expenditures pertaining to the Property since the opening of BH Acquisition Corporation's business at the Property, and
(iii) to interview the Tenants. Seller shall provide BHI with all information in Seller's possession or control that is reasonably requested by BHI within a reasonable period of time after BHI's request (taking into account the nature and scope of the request). BHI agrees to indemnify, defend (with counsel reasonably acceptable to Seller) and hold harmless Seller from and against all claims, demands, liabilities and damages arising or resulting from BHI's investigations of the Property, provided, however, that BHI shall not be liable to Seller for any claims, demands, liabilities or damages arising or resulting from facts or conditions at the Property that existed prior to BHI's investigations commenced or that were discovered by BHI during the course of its investigations. BHI also agrees: (A) to promptly restore the Property to its condition prior to the making of any tests and inspections, (B) to conduct its investigations in a manner which will not disrupt Seller's business operations at the Property, (C) not to perform any drilling or other invasive testing at the Property

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without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed and (D) to coordinate its investigations with Seller, and to use BHI's reasonable efforts to provide Seller with advance notice of any on-site investigation in order to afford Seller an opportunity to have a representative present during such on-site investigation. The obligations set forth in the two preceding sentences shall survive the termination of this Agreement. BHI and its agents and contractors shall provide Seller with evidence of liability insurance coverage (to be reasonable in scope and amount) with respect to all site testing and other on-site investigations to be performed on the Property prior to the Closing Date (and all such insurance coverage shall name Seller as an additional insured). BHI shall deliver to Seller, promptly after BHI's receipt of the same, a copy of any and all environmental reports, preliminary title reports and commitments, ALTA surveys, soils reports, and engineering and structural reports respecting the Land and/or Improvements obtained by BHI from BHI's contractor or contractors in the course of BHI's investigation of the Property, as well as any and all test results obtained by BHI in connection therewith. BHI's obligations in the preceding sentence shall survive the termination of this Agreement.

     (c)  Seller's Deliveries of Documents and Information.  No later than ten
(10) days following the execution hereof by all parties, unless Seller has already delivered or furnished the same, Seller shall deliver to BHI the following documents and information, in each case to the extent the same are in the possession or control of Seller or any affiliate, agent or related party of Seller (and for this purpose, President Casinos, Inc. shall not be an agent, affiliate or related party of Seller):

          (i) Copies of any and all title policies (together with endorsements), title commitments, title reports, certificates of title, and any documentation relating to liens, encumbrances, deeds of trust, mortgages, judgments, rights-of-way or easements, covenants, conditions or restrictions, other exceptions or matters of record relating to or affecting the Property together with proper title record legal description for the Real Property.

         (ii) A copy of any and all purchase agreements, deeds and other conveyances pursuant to which Seller obtained ownership of the Property, together with all amendments, modifications, and schedules and exhibits attached thereto.

        (iii) A copy of any and all Seller Lessor Leases and any other agreements which are in effect thereto with the Tenants of the Property, and all reciprocal easement agreements and similar agreements which are in effect with respect to the Tenants and any other interested party, all as amended or otherwise modified.

         (iv) A copy of all Seller Lessee Leases, as amended or otherwise modified.

          (v) Copies of all certificate(s) of occupancy, zoning variances, licenses, permits, authorizations and approvals relating to the Property from governmental authorities having jurisdiction over the Property, including any Army Corps of Engineers, Mississippi Department of Maritime Resources, and U.S. Coast Guard permits and approvals (the "Governmental Approvals"), together with copies of any other material notices and agreements in Seller's possession relating thereto.

         (vi) Copies of any and all environmental permits, notices, demands, action letters, reports, assessments, audits, directives from any federal, state or local agency, documentation of remedial procedures, or other documentation relating to environmental matters relating to or affecting the Property or any adjoining properties including, but not limited to, the identification, to the best of Seller's knowledge, of which portion of the Property has ever been or is now being used for the generation, manufacture, storage, treatment disposal release or threatened release of any hazardous substance, as that term is defined by CERCLA and Mississippi state law descriptions, to the best of Seller's knowledge, of all waste disposal sites on the Property; identification, to the best of Seller's knowledge, of the locations of underground tanks and lines on the Property, whether in use or abandoned, with a history of any spillage or leakage; a description, to the best of Seller's knowledge, of waste storage, treatment and disposal practices of wastes generated by the Property; a summary of all environmental testing done at the Property together with written reports concerning such testing or environmental matters affecting the Property (including all available Phase I, Phase II, and soils reports relating to the Property) and any written estimates about future expenditures for environmental programs relating thereto; identification, to the best of Seller's knowledge, of all records regarding compliance history with environmental permits including air, water, underground storage, maritime, waste and sewer permits under federal, state, and local rules and regulations; identification, to the best of Seller's knowledge, of known events of noncompliance with permits and other environmental regulation, and disclosure, to the best of Seller's knowledge, of any anticipated changes in permit compliance levels; and any other reports on the environmental condition of the Property.

        (vii) A complete and full inventory of the Tangible Personal Property (including furniture, fixtures and equipment; but excluding consumables), containing descriptions of principal items or classes of equipment, and all liens and encumbrances applicable to each item, attached hereto as Schedule 4(c)(vii).

       (viii) A complete list and brief description of the Intangible Personal Property, including any trademarks, service marks, trade names, fictitious business names, brands, copyrights and other similar proprietary rights issued, to, licensed by, owned by, or used by Seller or affiliates of Seller in the ownership and operation of the Property, and all licenses, leases, and transfers of trademarks, trade names, copyrights, and other proprietary rights to which Seller is a party (whether granting the right or receiving it), attached hereto as Schedule 4(c)(viii); also, any and all customer lists, contact lists, and sales records (including guest history).

         (ix) Copies of any and all insurance policies, insurance, insurance claim documentation and related documentation relating to the Property or relating to the operation thereof (the "Existing Insurance Policies"), including, but not limited to, general liability insurance, fire and extended coverage insurance, business interruption insurance, earthquake insurance, hurricane and flood insurance and worker's compensation insurance.

          (x) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes and a copy of any and all notices pertaining to real estate taxes or assessment applicable to the Property (the "Tax Bills"). Seller shall promptly deliver to BHI a copy of any such bills or notices received by Seller after the date hereof even if received after the Closing. A complete schedule setting forth when personal and property tax payments were made and the date on which such payments are due and payable each year, and a schedule describing any ongoing tax disputes, together with copies of all revenue agents' reports and correspondence with respect to any pending federal, state, provincial or similar tax proceedings for any open years.

         (xi) Copies of all UCC filings and security agreements pertaining to the Property.

        (xii) Copies of all documents, permits, licenses, searches and reports under maritime law issued to Seller and relating to the Property or operation thereof.

       (xiii) A listing of any and all threatened legal actions or pending lawsuits, whether on appeal or not, against Seller or affecting the Property (to the best of Seller's knowledge), with evidence of insurance coverage relating to the same and copies of all non-privileged documents relating thereto.

        (xiv) Copies of original "as built" plans and specifications of the Improvements and any other plans and specifications relating to the Property (collectively, the "Plans").

         (xv) A copy of all outstanding management, operating, maintenance, repair, service, pest control and supply contracts (including janitorial, elevator, scavenger and landscaping agreements), equipment rental agreements, all contracts for repair or capital replacement to be performed at the Property, and any other contracts relating to or affecting the Property (other than Seller Lessor Leases and Seller Lessee Leases), all as amended (collectively, the "Contracts"), which form a part of the Assumed Contracts.

        (xvi) A copy of all guarantees and warranties relating to the Property.

       (xvii) A complete copy of all surveys, reports or recommendations prepared by or for Seller, or in Seller's possession or control, which relate to the

Property's compliance with Title III of the Americans With Disabilities Act and the regulations promulgated thereunder.

      (xviii) Any other documents and information reasonably requested by BHI relating to the Property.

        (xix) To the extent available, a schedule of the adjusted tax bases for Federal income tax purposes, of the Property, broken into reasonable and customary components.

     (d)  Title and Survey Matters.

          (i) BHI shall be responsible for obtaining from Title Company a preliminary title report or commitment on the Real Property (the "PTR") prepared by Title Company, together with any other title documents required by BHI.

         (ii) BHI shall be responsible for obtaining a survey of the Real Property (the "Survey").

        (iii) The title exceptions listed on Schedule 4(d) hereto shall constitute "Permitted Encumbrances" hereunder. Notwithstanding the foregoing, the following shall not constitute Permitted Encumbrances and instead shall constitute "Disapproved Matters" hereunder: (A) any and all mortgages, deeds of trust, and other monetary encumbrances, (B) any and all UCC security interests and financing statements (other than with respect to an Assumed Contract), and (C) any and all judgments, judgment liens and lis pendens. Seller hereby agrees that all Disapproved Matters shall be removed of record and deleted from the LLC's title insurance policy that it is to receive on the Closing Date, at Seller's sole cost and expense, prior to or concurrently with the Closing. In addition, Seller shall be obligated to remove or cure, or cause to be cured, prior to or at Closing, any title or survey matters affecting the Property which are caused or created by Seller after the date hereof unless such matters are otherwise approved by BHI in its sole and absolute discretion.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to BHI that the following matters are true and correct as of the date of the mutual execution and delivery of this
Agreement:

     (a) Correct and Complete Copies. To the best of Seller's knowledge, the Plans, certificates of occupancy, certificate of completion warranties, operating statements, actual income and expense reports, and all other contracts or documents required to be delivered to the LLC or BHI pursuant to this Agreement are, or will be once delivered, true, correct and complete copies. To the best of Seller's knowledge, Seller has (or, within the time described in Section 4(C), will have) delivered to BHI or the LLC all documents, reports and other materials described in Section 4(c) above.

To the best of Seller's knowledge, the Governmental Approvals are in full force and effect.

     (b) Rent Roll. The rent roll attached hereto as Schedule 5(b) (the "Rent Roll") is true, correct and complete and, as of the Closing, the updated Rent Roll delivered at the Closing will be true, correct and complete. Such Rent Roll describes all of the Seller Lessor Leases, and will describe all of the Seller Lessor Leases at Closing. The Rent Roll sets forth in respect of each Tenant space: the number identifying such space, the name of the Tenant that to the best of Seller's knowledge is occupying such space, the number of square foot comprising such space, the current base monthly rental payable under the Seller Lessor Lease for such space and other charges payable by such Tenant (including charges for real estate taxes, operating expenses and similar items), the amount of the security deposit required under such Seller Lessor Lease, the amount of the security deposit received from such Tenant, less amounts previously applied or resumed to such Tenant, whether such Tenant is entitled to any assigned storage spaces or any assigned parking spaces, the commencement and expiration dates of the term of such Seller Lessor Lease, whether such Tenant is entitled to any option to renew or lease additional space, incentives, concessions, abatements, allowances, whether any rents or other charges are in arrears or prepared and the period to which such arrearages or prepayments relate and the date of such Seller Lessor Lease and all amendments thereof. The copies of the Seller Lessor Leases and other agreements with the tenants, licensees or other occupants under the Seller Lessor Leases (the "Tenants") delivered to BHI are true, correct and complete copies, and there are no other leases or occupancy agreements affecting the Property. Seller further represents and warrants as follows with respect to each of the Seller Lessor Leases: (i) the Seller Lessor Lease is valid and in full force and effect, and enforceable in accordance with its terms, (ii) the Seller Lessor Lease constitutes the entire agreement with such Tenant relating to the Property, and has not been amended, modified or supplemented (in writing or otherwise), except for such amendments, modifications and supplements delivered to BHI, (iii) to the best of Seller's knowledge, the Tenant under such Seller Lessor Lease is in possession of all of the property leased to it under the Seller Lessor Lease, (iv) the Tenant has no right of first refusal or option to purchase all or any portion of the Property pursuant to the Seller Lessor Lease, except as set forth on Schedule 5(b), (v) to the best of Seller's knowledge, there has been no material default or event which, with the giving of notice or the passage of time, or both, would constitute a material default by Seller or by the Tenant, and the Tenant has not asserted any defense to, or offset or claim against its rent or the performance of its other obligations under the Seller Lessor Lease except as expressly provided by the terms of such Seller Lessor Leases or as set forth on Schedule 5(b), and (vi) Seller has the full right to assign said Seller Lessor Lease to the LLC.

     (c) Lessee Leases True and Correct. The copies of the Seller Lessee Leases delivered to BHI are true, correct and complete copies. To the best of Seller's knowledge, the Seller Lessee Leases are in full force and effect, without material default by any party and without any claim made for the right of setoff, except as expressly provided by the terms of such Seller Lessee Leases or as disclosed to BHI in writing at the time of such delivery. The Seller Lessee Leases constitute the entire agreements between Seller and the lessors under such Seller Lessee Leases, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to BHI, and Seller has no other interest as lessee under any other lease used in connection with the operation of the Property.

     (d) No Leasing Commissions. Upon the Closing there will be no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of any of the Seller Lessor Leases and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due during the terms of any of the Seller Lessor Leases or with respect to any renewal or extension thereof or the leasing of additional space by any Tenant.

     (e) Assumed Contracts True and Correct. True, complete and correct copies of the Assumed Contracts listed on Schedule 5(e) will be delivered to BHI prior to Closing. To the best of Seller's knowledge, the Assumed Contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Assumed Contracts or as disclosed to BHI in writing at the time of such delivery. The Assumed Contracts constitute the entire agreements with such contractors relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to BHI, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) which will give rise to a lien or any title exception against or affecting the Property that will survive the Closing.

     (f) No Land Related Proceedings. Except as set forth on Schedule 5(f), to the best of Seller's knowledge (i) there are no condemnation, environmental, zoning or other land-use regulation proceedings either instituted or planned to be instituted, which would materially and detrimentally affect the value of the Property, except for the City of Biloxi notice of January 28, 1997, affecting a fifty foot (50') to one hundred sixty square foot (160') right-of-way taking for a fall drainage system project at Parcel D, McDonnell Avenue, copy attached hereto (as to which the LLC shall have all rights to compensation), and (ii) there are no assessments affecting the Property other than as set forth in the preliminary title report.

     (g) Adequate Utilities. To the best of Seller's knowledge, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the present use and operation of the Property are installed to the boundary lines of the Real Property pursuant to valid easements or other rights, and are connected pursuant to valid permits, and Seller has received no notice from Tenants that such facilities are inadequate to service the Property.

     (h) Permits. To the best of Seller's knowledge, Seller possesses or has obtained all material licenses, permits, certificates approvals, easements, and rights-of-way, and proof of dedication, required from any and all governmental authorities having jurisdiction over the Property or from private parties for the present use and operation of the Property by Seller, to assure the provision of legally required parking on the Property and to assure vehicular and pedestrian ingress to and egress from the Property at all access points currently being used.

     (i) Good Standing; Binding Documents. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, duly qualified to do business in Mississippi, is not insolvent, and is the successor to all of the assets and liabilities of BH Acquisition Corporation. The LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Mississippi and is not insolvent. Other than the trade names identified in
Section 2(g) of this Agreement, BH Acquisition Corporation has not used any other corporate name for the past five (5) years. This Agreement has been, and all the documents executed by Seller or the LLC which are to be delivered to the LLC or BHI at the Closing will be, duly authorized, executed, and delivered by Seller or the LLC, are, and in the case of the documents to be delivered will be, legal, valid and binding obligations of Seller or the LLC enforceable against Seller or the LLC accordance with their respective terms (except to the extent that such endorsement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), will be sufficient to convey title (if they purport to do so), and do not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Seller or the LLC is a party or to which it is subject.

     (j) No Construction Contracts. At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any Improvements to the Property which have not been fully paid for and Seller shall cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property prior to the Closing Date.

     (k) Hazardous Materials. Except as disclosed to BHI in the written reports and audits furnished to, or contracted or performed for or by, BHI, and without independent investigation by Seller, and subject to the third sentence of this paragraph, Seller has no actual knowledge that Seller uses, treats, stores or disposes of, whether temporarily or permanently, any Hazardous Materials (as hereinafter defined) at, on or beneath the Property. The foregoing representation is made only with respect to Seller's actions. Except (i) as disclosed to BHI in the written reports and audits furnished to, or contracted or performed for or by, BHI, and without independent investigation by Seller, and (ii) for quantities used by Seller or Tenants in the normal course of their businesses and that do not violate any Environmental Law (as defined below), and to Seller's current actual knowledge, there is no presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on or beneath the Property which has created or might create any liability of owners or occupants of the Property, under any federal, state or local law or regulation or which would require reporting to a governmental agency. For the purpose of this Agreement, the term "Hazardous Materials" shall mean (i) any chemical compound, material mixture or substance that is defined or listed in, or otherwise classified pursuant to, any Environmental Law as a "hazardous substance", "hazardous material", "hazardous waste", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "infectious waste", "biohazardous waste", "toxic substance", "pollutant", "toxic pollutant", "contaminant" as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "EP toxicity", or "TCLP toxicity", (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, (iii) asbestos in any form, (iv) urea formaldehyde foam insulation, (v) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) in excess of fifty (50) parts per million, (vi) radon, and (vii) any other chemical, material or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or exposure to which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment. The term "Environmental Law" shall mean any and, all present federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), permits, and other requirements of governmental authorities relating to the environment or to any Hazardous Material (including CERCLA and the applicable provisions of Mississippi laws and regulations).

     (l) Insurance Matters. Seller has received no written notice from any insurance carrier or any of the Tenants of any defects or inadequacies in the Property, or in any portion thereof, which would materially and adversely affect the insurability thereof or the cost of such insurance. Except as set forth on Schedule 5(l), to the best of Seller's knowledge, there are no pending insurance claims.

     (m) Legal Proceedings. Except as set forth in Schedule 5(m), there are no pending or, to the best of Seller's knowledge, threatened legal proceedings or actions of any kind or character affecting the Property or Seller's interest therein, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby. Except as delivered to BHI, there are no litigation documents relating to any of the matters set forth in Schedule 5(m).

     (n) Not a Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and Seller will furnish to the LLC, prior to the Closing, an affidavit in the form attached hereto as Exhibit C.

     (o) No Merger. None of the representations or warranties made in this Agreement shall merge into any instrument or conveyance delivered at Closing, and all such representations and warranties shall survive the Closing Date for the period described below. Notwithstanding the foregoing, any cause of action of BHI, any additional indemnified parties hereunder with respect to BHI, or any of their respective successors or assigns against Seller by reason of any breach by Seller of any of its representations and warranties made in this Agreement shall continue until, but shall lapse as of, the date which is two (2) years after the Closing Date.

     (p) Capitalization. Seller is, and immediately prior to the Closing Date, Seller will be, the sole record and beneficial owner of the LLC Interest, and such ownership interest is duly and validly issued, fully paid and nonassessable.

     (q) Property Held in As Is Condition. Except as expressly provided in this Agreement, the Property shall be conveyed to the LLC in AS IS, WHERE IS, WITH ALL FAULTS condition and without warranties, express or implied, including warranties of merchantability and fitness for a particular purpose (except for the representations and warranties set forth in this Agreement).

     (r) Title to the LLC Interest, Class A Unit. On the Closing Date, Seller will own, beneficially and of record, the LLC Interest, free and clear of any liens, encumbrances or claims whatsoever. Immediately following the consummation of the transactions contemplated by this Agreement, BHI will be the sole record and beneficial owner of the Class A Unit, free and clear of any liens, encumbrances or claims whatsoever, and such Class A Unit, upon the making of the Capital Contribution, will be validly issued, fully paid and nonassessable.

     Seller shall use all reasonable efforts to cause its representations and warranties set forth in this Section to be true and correct on and as of the Closing Date.

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LLC AND BHI.

     The LLC and BHI represent, warrant and covenant to Seller as of the date of the mutual execution and delivery of this Agreement, as follows:

     (a) Good Standing; Binding Documents. BHI is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and is not insolvent. This Agreement has been, and all the documents to be delivered by the LLC (or its assignee, as applicable) and BHI to Seller at the Closing will be, duly authorized, executed and delivered by the LLC (or such assignee) and BHI, are, and in the case of the documents to be delivered will be, legal and binding obligations of the LLC (or such assignee) and BHI enforceable in accordance with their respective terms

(except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting rights of contracting parties generally), and do not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which the LLC (or such assignee) or BHI is a party or to which it is subject. There are no pending, or to the LLC's or BHI's knowledge, threatened legal proceedings or actions against the LLC or BHI that could impair the LLC's or BHI's ability to perform its duties and obligations under this Agreement or any agreement to be entered into or delivered by the LLC or BHI in connection with this Agreement.

     (b) Continued Employment. Immediately following the Closing Date, the LLC or its nominee shall employ all but approximately thirty (30) of Seller's employees. All costs of accrued employee benefits (sick leave, vacation leave, health and life insurance benefits, 401(k) plans, etc., if any) for the employees hired by the LLC shall be credited to the LLC at the time of Closing toward payment of the Purchase Price and adjusted after Closing, if necessary, in accordance with Section . Nothing herein contained shall prevent the LLC from exercising its right to fire or transfer any employee after the Closing Date. The LLC shall have no liability with respect to employees of Seller not hired by LLC.

     (c) Notification of Change. The LLC and BHI shall promptly notify Seller of any event or circumstance which makes any representation or warranty of the LLC or BHI to Seller under this Agreement materially untrue or misleading or any covenant of the LLC or BHI under this Agreement incapable of being performed.

     The LLC and BHI shall use all reasonable efforts to cause its representations and warranties set forth in this Section to be true and correct on and as of the Closing Date.

7.   CONDITIONS PRECEDENT TO CLOSING.

     (a) LLC's and BHI's Conditions Precedent. The following shall be conditions precedent to the LLC's and BHI's obligation to consummate the transactions contemplated herein (the "LLC and BHI's Conditions Precedent"):

          (i) The availability to the LLC at Closing, from a bank, savings and loan, insurance company, investment bank or other institutional lender, of a nonrecourse first mortgage loan, in an amount equal to not less than Thirty Million and no/Dollars ($30,000,000.00), for a term of not less than three (3) years, with an annual interest rate not to exceed 400 basis points over thirty
(30) day LIBOR, a rate floor of four and three quarters percent (4.75%) per annum, and a loan fee/additional interest of Seven Million and no/Dollars ($7,000,000.00) to be paid at maturity or repayment (in the event that the loan is repaid in its entirety within the first 18 months then such loan fee/additional interest to be reduced to Five Million Five Hundred Thousand and no/Dollars ($5,500,000.00)), with a credit administration and servicing fee not to exceed Fifteen Hundred and no/Dollars ($1,500.00) per month, and with a lockbox arrangement to apply cash flow from the Property to prepayment of the loan, to finance a portion of the Purchase Price of the Property. The LLC shall use its best efforts to obtain the loan commitment and the funding of the loan, and the LLC shall make timely application (within seven days of the date hereof) to and thereafter timely provide all documents and information as requested by prospective lenders. If such financing is not available, the LLC may elect, in its sole discretion, to terminate this Agreement by written notice given to Seller on or prior to the Closing Date, in which event the Deposit and all interest earned thereon shall be returned to the LLC and neither party shall have any further liability to the other.

         (ii) Title Company shall be irrevocably committed to issue an ALTA 1970 Form B Owner's policy of title insurance insuring the LLC's interest in the Real Property, dated the Closing Date, with a "Fairways" endorsement, a non-imputation endorsement and the other endorsements set forth on Schedule 7(a)(ii), subject only to the Permitted Encumbrances (the "Title Policy"); provided, however, that if at Closing Title Company will not commit to issue such Title Policy and the LLC and BHI shall not have waived in writing the LLC and BHI's Condition Precedent set forth in this subsection (ii), Seller shall be entitled to elect to extend the date for the Closing by up to a maximum of ten (10) business days, by delivering written notice to BHI, to enable Seller to obtain such commitment from another nationally recognized title insurance company. In the event of any such extension by Seller, Seller shall bear all costs and expenses incurred in connection with obtaining such alternative commitment and alternative Title Policy to the extent the same exceed the costs and expenses that the LLC would have incurred if Title Company had issued such Title Policy.

        (iii) Seller shall have executed and delivered to BHI a certificate in the form attached at Exhibit D hereto ("Seller's Certificate") updating the representations and warranties of Seller through Closing, and certifying that Seller has complied in all material respects with its obligations under this Agreement, which Seller's Certificate Seller covenants to deliver unless any fact or circumstance has arisen since the date hereof and prior to the Closing that would make any such representation, warranty or certification materially untrue, in which case Seller shall deliver a Seller's Certificate describing such fact or circumstance (a "Seller Defect Matter"). If the value of the impact on the LLC or the Property of the Seller Defect Matter (the "Defect Matter Value") is less than Two Million and no/Dollars ($2,000,000.00), then Seller shall be entitled to elect to do one of the following by delivering written notice to the LLC at or prior to Closing:

                (1) cure such matter, so as to permit Seller to deliver a Seller's Certificate free of any Seller Defect Matter, within fifteen (15) days after Seller's election to proceed under this clause (1);

                (2) give the LLC a credit against the Purchase Price at Closing in an amount equal to the Defect Matter Value allocable to the Seller Defect Matter, in which case such matter shall not be cured by Seller and Closing shall occur as set forth in this Agreement, and Seller shall have no further obligation or liability in connection with such Seller Defect Matter; or

                (3) deposit an amount equal to the Defect Matter Value into escrow pursuant to an escrow holdback agreement in form and substance reasonably satisfactory to the LLC, BHI and Seller, in which case (A) Closing shall occur as set forth in this Agreement, (B) Seller shall cure such Seller Defect Matter within fifteen (15) days after Closing (provided, however, that Seller shall continue to have an additional period in which to cure such matter if it has commenced the cure of such matter during the initial fifteen
(15) day period and is diligently pursuing such cure); and (C) the LLC shall provide Seller with access to the Property in order for Seller to effectuate such cure. If Seller fails to cure such Seller Defect Matter, then the escrow company shall disburse the amount held in escrow in the following order of priority (i) to the LLC in an amount equal to the actual, documented and verifiable costs incurred by the LLC to complete the cure of such matter, and
(ii) the remaining balance to the Seller, and Seller shall have no further obligation or liability, in connection with such Seller Defect Matter. If Seller fully cures such adverse matter or condition, then Seller shall have an unconditional right to all amounts remaining in escrow thereafter and the LLC shall promptly deliver a written direction to such escrow company to immediately pay such amounts to Seller.

          If the impact on the LLC or the Property of the Seller Defect Matter is equal to or greater than Two Million and no/Dollars ($2,000,000.00), then the LLC may elect, by delivering written notice to Seller and Title Company, to either (i) waive such matter and consummate the transactions contemplated hereby, in which event the LLC shall receive a credit against the Purchase Price at Closing in an amount equal to the Defect Matter Value attributable to such Seller Defect Matter, or (ii) terminate this Agreement and receive a return of the Escrow Deposit and accrued interest.

          Seller, BHI and the LLC shall attempt to agree upon, in good faith and in the exercise of their respective reasonable business judgment, the Defect Matter Value of each Seller Defect Matter, and if they are unable to reach such agreement within fifteen (15) days after Seller's delivery of its Seller Certificate, then either Seller or BHI shall be entitled to demand binding arbitration of such matter, pursuant to the Rules of the American Arbitration Association.

         (iv) Seller shall have executed and delivered to BHI the Amended Operating Agreement.

          (v) No material breach or default by Seller shall have occurred hereunder that has not been cured to BHI's reasonable satisfaction. BHI shall provide Seller with written notice of any material breach or default by Seller promptly upon BHI's discovering that such breach or default exists.

         (vi) No injunction or temporary restraining order which expressly prohibits the transfer of the Property by Seller to the LLC or the issuance of the Class A Unit to BHI shall have been issued by a court of competent jurisdiction. Alternatively, if an injunction or temporary restraining order expressly prohibiting the transfer of the Property by Seller to the LLC or the issuance of the Class A Unit to BHI has been issued by a court of competent jurisdiction, then a bond or other security as required by the court shall have been posted or delivered by the party obtaining such injunction or temporary restraining order. If such bond or other security has not been posted or delivered by the party obtaining the injunction or temporary restraining order, then the Closing shall occur in accordance with the terms of this Agreement.

        (vii) All other conditions precedent that this Agreement specifically states must be satisfied as a condition to the LLC's and BHI's obligations hereunder shall have either been satisfied or waived in writing by the LLC and BHI.

          Each of the LLC and BHI's Conditions Precedent may be waived in whole or in part by BHI by written notice to Seller and at Closing, all of the LLC and BHI's Conditions Precedent set forth herein shall either be satisfied or so waived by BHI. Seller shall use all reasonable efforts to ensure that the LLC and BHI's Conditions Precedent are satisfied prior to the Closing Date contemplated hereunder, and except with respect to the LLC and BHI's Condition Precedent set forth in Section above and as otherwise expressly provided in this Agreement, Seller's sole obligation with respect to the satisfaction of such LLC and BHI's Conditions Precedent shall be to use such reasonable efforts.

     (b) Seller's Conditions Precedent. The following shall be conditions precedent to Seller's obligation to consummate the purchase and sale transaction contemplated herein (the "Seller's Conditions Precedent"):

                (i) The LLC shall have delivered the Purchase Price (subject to the prorations and adjustments provided for in this Agreement), as required hereunder.

               (ii) BHI shall have executed and delivered to Seller a certificate in the form attached at Exhibit E hereto ("Purchaser's Certificate") updating the representations and warranties of BHI through Closing, and certifying that BHI has complied in all material respects with its obligations under this Agreement, which Purchaser's Certificate BHI covenants to deliver unless any fact or circumstance has arisen since the date hereof and prior to the Closing that would make any such representation warranty or certification materially untrue, in which case BHI shall deliver a Purchaser's Certificate describing such fact or circumstance.

              (iii) No material breach or default by BHI shall have occurred hereunder that has not been cured to Seller's reasonable satisfaction. Seller shall provide BHI with written notice of any material breath or default by BHI promptly upon Seller's discovering that such breach or default exists.

               (iv) BHI shall have executed and delivered to Seller the Amended Operating Agreement.

                (v) No injunction or temporary restraining order which expressly prohibits the transfer of the Property by Seller to the LLC or the issuance of the Class A Unit to BHI shall have been issued by a court of competent jurisdiction. Alternatively, if an injunction or temporary restraining order expressly prohibiting the transfer of the Property by Seller to the LLC or the issuance of the Class A Unit to BHI has been issued by a court of competent jurisdiction, then a bond or other security as required by the court shall have been posted or delivered by the party obtaining such injunction or temporary restraining order. If such bond or other security has not been posted or delivered by the party obtaining the injunction or temporary restraining order, then the Closing shall occur in accordance with the terms of this Agreement.

                (vi) All other conditions precedent that this Agreement specifically states must be satisfied as a condition to Seller's obligations hereunder shall have either been satisfied or waived in writing by Seller.

                Each of Seller's Conditions Precedent may be waived in whole or in part by Seller by written notice to BHI and at Closing, all Seller's Conditions Precedent set forth herein shall either be satisfied or so waived. BHI shall use all reasonable efforts to ensure that such Seller's Conditions Precedent are satisfied prior to the Closing Date contemplated hereunder, and except with respect to the Seller's Condition Precedent as set forth in Section above, and as otherwise expressly provided in this Agreement, BHI's sole obligation with respect to the satisfaction of such Seller's Conditions Precedent shall be to use such reasonable efforts.

8.   COVENANTS OF SELLER.

     Seller hereby covenants to BHI, as follows:

     (a) Prior to the Closing, Seller shall not execute any new Seller Lessor Lease, nor terminate, renew, amend or modify any existing Seller Lessor Lease without BHI's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, Seller shall be permitted to execute, terminate, renew, amend and/or modify leases of boat slips in the marina portion of the Property in the ordinary course of business without obtaining BHI's consent provided all such leases are and remain terminable by the lessor thereunder upon no more than thirty (30) days notice to the tenant thereunder. BHI's consent to any such matter shall be deemed given by BHI if BHI fails to respond to Seller's written request for such consent within ten (10) days after BHI's receipt thereof. Notwithstanding the foregoing, Seller shall give Gilbert's Spa a notice of termination of its Seller Lessor Lease prior to the Closing. Prior to the Closing, Seller shall not, without BHI's prior written consent, accept from any of the Tenants payment of rent or other charges more than one month in advance. At the Closing, the security deposit provided for under each of the Seller Lessor Leases shall be credited to the LLC and no Tenant or any other party shall have any claim (other than for customary refund at the expiration of a Seller Lessor Lease) to all or any part of any security deposit.

     (b) Prior to the Closing, Seller shall not terminate, renew, amend or modify any Seller Lessee Lease without BHI's prior written consent, which consent shall not be unreasonably withheld or delayed. BHI's consent to any such matter shall be deemed given by BHI if BHI fails to respond to Seller's written request for such consent within ten (10) days after BHI's receipt thereof.

     (c) Prior to the Closing, Seller shall not, without the prior written consent of BHI, which consent shall not be unreasonably withheld or delayed:
(i) enter into any new contract with respect to the Property which will survive the Closing, nor (ii) renew, amend or modify any Assumed Contract (provided Seller may amend or modify any Assumed Contract in the ordinary course of business and such amendment or modification does not give rise to any additional obligation that would be assumed by the LLC and that exceeds Five Thousand and no/Dollars ($5,000.00), and provided all such Assumed Contracts remain terminable by Seller and their successors upon no more than thirty (30) days notice to the other party thereunder). BHI's consent to any such matter shall be deemed given by BHI if BHI fails to respond to Seller's written request for such consent within ten (10) days after BHI's receipt thereof.

     (d) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the Closing Date.

     (e) At all times prior to the Closing, Seller shall operate, and manage the Property in a manner consistent with Seller's past practices, shall maintain present services, shall maintain the Property in good repair and working order, and shall perform in all material respects when due all of Seller's obligations under the Seller Lessor Leases, the Seller Lessee Leases, the Assumed Contracts, and the Governmental Approvals and the Permitted Encumbrances and otherwise in accordance in all material respects with applicable laws, ordinances, rules and regulations affecting the Property. Seller shall, in the ordinary course of business of operating the Property, maintain a level of inventory and supplies as required by Seller to operate the Property in the manner as presently being operated by Seller. Seller shall repair and replace (if necessary, as determined by Seller) any furniture, fixtures or equipment that are damaged or become inoperable in the ordinary course of business after the date hereof with respect to the hotel and restaurant components of the Property. Except as otherwise provided herein, the Property at the Closing will be in substantially the same condition as it was on the date hereof, normal wear and tear excepted. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value.

     (f) Seller shall pay all bills and invoices for labor, goods, materials and services of any kind relating to the Property, and employee salary, worker's compensation and other accrued benefits, together with all applicable payroll taxes, that became due and payable during the period on or prior to the Closing.

     (g) Seller agrees to pay any brokerage or leasing fee or similar commission or other compensation with respect to the Seller Lessor Leases which is or will become due and payable prior to the Closing.

     (h) Except as provided in Section , (c) and (d), after the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be alienated, liened, encumbered or otherwise transferred.

     (i) Upon Seller's request, for a period of five (5) years after the Closing, the LLC shall make all Seller's records with respect to the Property available to Seller for inspection and copying (at Seller's expense) by Seller's consultants.

     (j) Seller shall notify BHI of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to BHI under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed promptly after Seller becomes aware thereof.

     (k) On the Closing Date, Seller shall deliver possession of the Property to the LLC.

          None of the covenants of Seller under this Agreement shall merge into any instrument or conveyance at Closing, and all such covenants shall survive the Closing Date.

9.   SELLER'S CLOSING DOCUMENTS.

     On or before the Closing Date, Seller shall deliver or cause to be delivered to the LLC (with copies to BHI) the following:

     (a) A special warranty deed (the "Deed") in the form attached hereto as Exhibit F executed by Seller, in recordable form, conveying to the LLC good and clear record and marketable fee tide to the Real Property free and clear of all claims, liens and encumbrances except the Permitted Encumbrances and matters arising by or through the LLC.

     (b) A bill of sale (the "Bill of Sale"), executed by Seller, assigning and conveying to the LLC title to the Personal Property, free and clear of all encumbrances (except the Assumed Contracts and any ad valorem taxes that are not yet due and payable), in the form attached hereto as Exhibit G.

     (c) An assignment and assumption agreement (the "Assignment"), executed by Seller, assigning and conveying to the LLC all of Seller's right, title and interest in and to the Assumed Contracts, in the form attached hereto as Exhibit H.

     (d) An assignment and assumption of lessor's interest in the Seller Lessor Leases (the "Seller Lessor Lease Assignment"), executed by Seller, to the LLC, in the form attached hereto as Exhibit I.

     (e) An assignment and assumption of lessee's interest in the Seller Lessee Leases (the "Seller Lessee Lease Assignment"), executed by Seller, in recordable form, to the LLC, in the form attached hereto as Exhibit J.

     (f) A legal opinion, reasonably acceptable to Title Company, the LLC and BHI, with respect to Seller's authority to consummate the transactions contemplated hereunder and execute and deliver the conveyances and other agreements and instruments contemplated hereby.

     (g) To the extent not previously delivered to the LLC, and to the extent in the possession or control of Seller, originals of the Seller Lessor Leases, Seller Lessee Leases, Assumed Contracts, certificate(s) of occupancy, certificate of completion and other instruments evidencing the Governmental Approvals.

     (h) Any keys in the possession or control of Seller to all locks located in the Property.

     (i) Letters executed by Seller and its management agent, if any, addressed to all Tenants, in the form of Exhibit K, notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made to the LLC or at its direction.

     (j) Executed estoppel certificates substantially in the form attached hereto as Exhibit L, addressed to the LLC from each of the Tenants (other than Tenants under any and all leases of boat slips in the marina portion of the Property) under the Assumed Seller Lessor Leases, to the extent the same are obtained by Seller.

     (k) An executed Seller's Certificate, in the form attached hereto as Exhibit D.

     (l) A Rent Roll in the form attached hereto as Exhibit 5(b), prepared as of the day of the Closing, certified by Seller to be true and correct through the day of the Closing.

     (m) An affidavit in the form attached hereto as Exhibit C, certifying that Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code, together with any similar form or affidavit required under Mississippi state law.

     (n) A gap affidavit, executed by Seller, in the form customarily used by Title Company for similar transactions and reasonably acceptable to Seller.

     (o) An owner's and contractor's affidavit and lien waiver in such form as customarily required by Title Company for similar transactions and reasonably acceptable to Seller.

     (p) Pay-off letters and lien releases for all monetary encumbrances (other than the Assumed Contracts) affecting the Property, in form acceptable to Title Company.

     (q) Documents, instruments or agreements called for hereunder which have not previously been delivered.

     (r) Consent to assignment by Lessors and contractors of all Seller Lessee Leases and Assumed Contracts listed on Schedule 9(t).

     (s) Schedule of Accrued Employee benefits as of the date of Closing, as set forth in Paragraph , hereinafter.

     (t)  The Amended Operating Agreement executed by Seller.

     (u) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

10.  LLC'S AND BHI'S CLOSING DOCUMENTS.

     (a) On or before the Closing, the LLC shall deliver or shall cause to be delivered to Seller:

          (i) The Purchase Price by wire transfer of immediately available funds or cashier's check.

         (ii)  An executed counterpart of the Bill of Sale.

        (iii)  An executed counterpart of the Assignment.

         (iv)  An executed counterpart of the Seller Lessor Lease Assignment.

          (v)  An executed counterpart of the Seller Lessee Lease Assignment.

         (vi)  An executed counterpart of an Assignment of Assumed Contracts.

        (vii) A legal opinion, reasonably acceptable to Title Company and Seller, with respect to the LLC's authority to consummate the transactions contemplated hereunder and execute and deliver the agreements and instruments that this Agreement contemplates the LLC will execute and deliver.

       (viii)  The Amended Operating Agreement.

         (ix) The original PRC Notes marked "Paid," together with a recordable satisfaction of the mortgage securing the same.

          (x) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

     (b)  On or before the Closing, BHI shall deliver to Seller:

          (i)  The Amended Operating Agreement.

         (ii) An executed Purchaser's Certificate (signed by BHI), substantially in the form attached hereto as Exhibit E.

        (iii) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

     (c)  On or before the Closing, BHI shall deliver to the LLC:

          (i) The Capital Contribution by wire transfer of immediately available funds or cashier's check.

         (ii)  The Amended Operating Agreement.

        (iii) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

11. CONFIDENTIALITY. Prior to the Closing Date, BHI shall treat as confidential and shall not disclose or use, and will direct its representatives not to disclose or use, to the detriment of Seller, any information with respect to the LLC Interest or the Property which was obtained by BHI as a result of its investigations, or furnished by the Seller or its representatives to BHI or its representatives at any time or in any manner in connection with the purchase and sale transaction contemplated by this Agreement (the "Transaction"). Upon termination of this Agreement, BHI shall either (i) return to Seller all of the information which BHI received from Seller during its investigation, or (ii) immediately destroy all of such information. The confidentiality and non-disclosure obligations contained in this Section shall not apply if, and to the extent, BHI can demonstrate that:
(a) the information was known to BHI (as established by written documents existing before disclosure of such information by Seller) prior to the earlier of its investigation or its receipt of such information from the Seller, (b) the information is or becomes part of the public domain other than by BHI's (or its representatives) direct or indirect act, (c) the information is legally disclosed to BHI by a third-party without confidential or proprietary restrictions, or (d) similar information is independently developed by BHI without access to the Seller's information. In the event that BHI or its representatives are at any time requested or required by any court or any other duly authorized governmental entity (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process) to disclose any of the information from its investigation or received from Seller, BHI agrees to provide the Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive compliance with the provisions of this Section .

12.  PRORATIONS AND ADJUSTMENTS.

     Except as otherwise specified herein, all receipts and disbursements of the Property shall be prorated as of 11:59 p.m. (CDT) on the Closing Date. Prior to the Closing, Seller shall submit to BHI for its approval a tentative prorations schedule showing the categories and amounts of all prorations proposed. The parties shall agree on a prorations schedule that is consistent with the provisions of this Section prior to or at the Closing.

     (a) Rentals Generally. As used in this Agreement, the term "rentals" includes fixed monthly and other periodic rentals, additional rentals, percentage rentals, escalation rentals, operating cost pass-throughs and other sums and charges payable under the Leases. The LLC shall be entitled to all rentals and revenues accrued after the Closing Date, and Seller shall be entitled to all rentals and revenues accrued on or prior to the Closing Date.

     (b) Prepaid Rents, Security Deposits and Promotional Funds. All prepaid rentals and security deposits (including all accrued interest, if any, payable on the foregoing) made under any and all Seller Lessor Leases that have not been applied by

Seller against the obligations of the Tenants thereunder in accordance with the terms and conditions of such Seller Lessor Leases shall be credited to the LLC at Closing.

     (c) Operating Expenses. All ordinary operating expenses relating to the Property other than taxes referred to below ("Expenses"), including utility expenses for gas, water, electricity, heat, fuel, sewer and other utilities relating to the Property and payments under the Contracts shall be prorated as of the Closing Date. The LLC shall be responsible for all such amounts accruing after the Closing Date, with Seller only being responsible for such amounts accrued through the Closing Date.

     (d) Property Taxes. All real and personal property and ad valorem taxes, if any, whether payable in installments or not, including all supplemental taxes attributable to the period prior to and including the Closing Date for the calendar year in which the Closing occurs, shall be prorated through the Closing Date, based on the latest available tax rate and assessed valuation. If the amount of any installment of real or personal taxes is not known as of the Closing Date, then a proration shall be made by the parties based on a reasonable estimate of such taxes applicable to the Property and the parties shall adjust the proration when the actual amount becomes known, upon the written request of either party made to the other. All bonds or special assessments against the Property due before or on the Closing Date shall be paid by Seller and all bonds or special assessments due after the Closing Date, which relate to events occurring prior to or on the Closing Date, shall be prorated as of the Closing Date so that each party bears the portion thereof allocable to its period of ownership.

     (e) Capital Expenditures and Accounts Payable. All capital and other improvements (including labor and material) which have been performed or contracted for, by or on behalf of Seller prior to or on the Closing Date, and all sums due for accounts payable which have been incurred with respect to the Property prior to or on the Closing Date shall be paid by Seller and shall be subject to the indemnification provisions of Section . The LLC shall furnish to Seller for payment any bills for such period received after the Closing Date, and the LLC shall have no further obligation with respect thereto, and Seller agrees to indemnify and hold the LLC harmless for any claims related thereto.

     (f) Debt Service Payments, Payroll Expenses and Insurance Premiums and Costs Not to be Prorated. Seller shall be responsible for all debt service payments, payroll expenses and insurance premiums and costs payable or accruing prior to or on the Closing Date, and shall be entitled to refunds on cancellation of existing insurance policies, and there will be no prorations for such items.

     (g) Other Items. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

     (h) Procedures and Adjustments. For purposes of calculating prorations, Seller shall be deemed to hold title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses payable by the day upon which the Closing Date occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing Date, and based upon a three hundred sixty-five (365) day year. The prorations shall be effective as of the close of business on the Closing Date using the best available computations of such items.

     (i) Post-Closing Reconciliation. The amount of any prorations shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available. All items of income and expense for the period prior to and including the Closing will be for the account of Seller and all items of income and expense for the period after the Closing will be for the account of the LLC. Accruals of items for the account of Seller or the LLC shall be in accordance with generally accepted accounting principles. In the event of dispute between the parties on closing adjustments, the dispute shall be decided by binding arbitration by any of the following public accounting firms as may be mutually agreeable to Seller and BHI and which is not then providing services to either Seller or the LLC:
Price Waterhouse, Peat Marwick, Deloitte & Touche, Coopers & Lybrand, Arthur Andersen or Ernst & Young. No such adjustments may be requested or demanded more than sixty (60) days after Closing. The terms and provisions of this Section shall survive the Closing.

     (j) Safe Deposit Boxes. Seller shall deliver written notice to guests who have safe deposit boxes at the Property advising such guests of the transfer of the Property to the LLC and requesting that they verify the contents of such safe deposit boxes to Seller on the day prior to Closing. Seller, the LLC and BHI shall inventory and verify the contents of such safe deposit boxes as part of the Closing. BHI shall have a designated individual at the Property available to perform this function. After each safe deposit box has been inventoried and verified by the respective guests to Seller, the LLC and BHI, and in any case, upon transfer of control of the safe deposit boxes to the LLC under this Agreement, the LLC shall thereafter be responsible for maintaining the safe deposit boxes, and Seller shall have no further responsibility regarding such safe deposit boxes. The LLC and BHI shall indemnify, defend and hold Seller harmless from and against all claims, damages and expenses (including attorney's fees) incurred by Seller as a result of any claim with respect to the contents of any safe deposit box arising after such transfer of control.

     (k) Accrued Employee Benefits. All costs of accrued employee benefits (sick leave, vacation leave, health, dental and life insurance benefits, 401(k) plans, etc., if any) shall be determined as of the date of Closing and shall be credited to the LLC toward payment of the Purchase Price. If such information is not available on the date of Closing it shall be subject to adjustment in cash after the Closing in accordance with Section 12(h).

13.  CLOSING.

Subject to the satisfaction of all terms and conditions set forth in this Agreement, the closing of the sale and purchase herein contemplated (the "Closing") shall occur on July 24, 1997, or such earlier date as the Seller, the LLC and BHI may mutually agree upon as the date for Closing, at the offices of Page, Mannino, Peresich, Dickinson & McDermott, LLC, in Biloxi, Mississippi. As used in this Agreement the "Closing Date" means the date the transactions contemplated herein close. All escrow deposits will be applied to the Purchase Price or to Seller's liquidated damages under the terms and conditions hereof.

14.  CLOSING COSTS.

The LLC shall pay (a) all title costs, including premiums, surveys, endorsements and any legal fees of Title Company; (b) the fees for recording the Deed, Seller Lessor Lease Assignment and Seller Lessee Lease Assignment; and (c) all escrow fees for the Closing and costs incurred in connection with the establishment and maintenance of the Deposit Escrow and the Holdback escrow. Each party shall bear the expense of its own counsel; provided, however, that to the extent Generally Accepted Accounting Principles require that costs of an investment must be shown as an "Investment" on the Balance Sheet of President Casinos, Inc., all such costs shall be reflected as expenses of the LLC.

15.  LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION.

     (a) Destruction or Damage. In the event that prior to the Closing Date, the Property, or any part thereof, is destroyed or damaged, the LLC shall accept the Property on the Closing Date in its then physical condition with no reduction in the Purchase Price and the LLC shall be entitled to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, and Seller shall execute and deliver to the LLC a written assignment thereof (together with all of Seller's right to compromise, settle or adjust any claims to such proceeds) at or prior to the Closing. Seller shall cooperate with the LLC and BHI and take all reasonable actions requested by BHI in order to give effect to and carry out the intent and terms of such assignment provided that in no event shall Seller be required to incur any cost or expense in doing so (and, subject to the foregoing, Seller shall be relieved of any further obligation with respect to the collection of such proceeds). Seller shall not compromise, settle or adjust any claims to such proceeds without BHI's prior written consent, and any proceeds received by Seller prior to the Closing Date shall be deposited into the Closing escrow and disbursed to the LLC hereunder.

     (b) Condemnation. In the event that prior to the Closing Date, the Property, or any part thereof, is taken or becomes condemned or becomes the subject of a pending or threatened taking or condemnation by any governmental, quasi-governmental or public authority, BHI shall have the right to proceed as set forth in this Section .

          (i) BHI shall have the right exercisable by giving notice to Seller and Title Company within fifteen (15) days after BHI learns of the same, to terminate this Agreement in the event that the condemnation or taking is, or would be if consummated, a Material Taking Condition. As used herein, a "Material Taking Condition" shall have occurred in the event that the Property or any portion thereof is condemned or taken such that (A) access to or egress from the Land or any portion thereof (as such access and egress exists on the date of this Agreement) shall be materially impaired) or (B) BHI determines reasonably and in good faith that its plans to develop and operate the Property as a hotel, casino, marina and golf course destination resort will be materially and adversely affected thereby. BHI shall include in any such termination notice BHI's good faith explanation supporting BHI's determination that a Material Taking Condition has occurred. In the event BHI delivers any such termination notice, neither party shall have any further rights or obligations hereunder except that the Escrow Deposit shall be immediately refunded to BHI.

          (ii) If BHI does not terminate the Agreement pursuant to the foregoing provisions of this Section , then the LLC and BHI shall be required to proceed to Closing, subject to the other terms and the LLC and BHI's Conditions Precedent set forth in this Agreement, and the LLC shall accept the Property on the Closing Date subject to such condemnation or taking with no reduction in the Purchase Price, in which case the LLC shall be entitled to receive an assignment of all of Seller's rights to any condemnation or taking awards or proceeds payable by reason of such condemnation or taking awards, or proceeds payable by reason of such condemnation or taking, and Seller shall execute and deliver into the Closing Escrow or to the LLC a written assignment thereof (together with all of Seller's rights to compromise, settle or adjust any claims to such awards or proceeds) at or prior to the Closing. Upon Seller's delivery of such assignment, Seller shall cooperate with BHI and take all reasonable actions requested by BHI in order to give effect to and carry out the intent and terms of such assignment, provided that in no event shall Seller be required to incur any cost or expense in doing so (and, subject to the foregoing, Seller shall be relieved of any further obligation with respect to the collection of such awards and proceeds). If BHI proceeds under this clause (ii), Seller shall not compromise, settle or adjust any claims to such awards or proceeds without BHI's prior written consent and any awards or proceeds received by Seller prior to the Closing Date shall be deposited in the Closing Escrow and disbursed to BHI hereunder.

     (c) Notice. Seller agrees to give BHI written notice of any condemnation or taking, or threatened condemnation or taking, and any damage or destruction of the Property, promptly after learning of the same. The provisions of this Section shall survive the Closing.

16.  CERTAIN DEFAULTS.

     (a) Specific Performance by Seller. IN THE EVENT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE NOT CONSUMMATED BY REASON OF A BREACH BY SELLER OF THIS AGREEMENT, BHI AND THE LLC MAY, AS THEIR SOLE REMEDIES, EITHER SEEK SPECIFIC PERFORMANCE OF SELLER'S OBLIGATIONS UNDER THIS AGREEMENT, OR OBTAIN THE RETURN OF THE ESCROW DEPOSIT.

BHI'S INITIALS:/s/JSA    SELLER'S INITIALS:/s/AB     LLC'S INITIALS:/s/AB
               -------                     -------                  -------

     (b) Liquidated Damages on BHI Default. IN THE EVENT THE REDEMPTION CONTEMPLATED BY THIS AGREEMENT IS NOT CONSUMMATED BY REASON OF A BREACH BY BHI OF THIS AGREEMENT, BHI SHALL CAUSE TITLE COMPANY TO PAY TO SELLER, WITHIN FIFTEEN (15) DAYS AFTER SELLER'S WRITTEN REQUEST TO BHI, THE ESCROW DEPOSIT, INCLUDING ALL ACCRUED INTEREST, AS FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH BREACH, AND UPON THE PAYMENT OF SUCH AMOUNT TO SELLER THIS AGREEMENT SHALL BECOME NULL AND VOID (EXCEPT FOR ANY PROVISIONS THAT THIS AGREEMENT EXPRESSLY PROVIDES SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT) AND SELLER AND BHI AND THE LLC SHALL THEREUPON BE RELEASED OF ALL FURTHER LIABILITY HEREUNDER (EXCEPT WITH RESPECT TO ANY SUCH SURVIVING PROVISIONS). IT IS HEREBY AGREED THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF SUCH BREACH BY BHI WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. SELLER SHALL NOT BE ENTITLED TO SEEK SPECIFIC PERFORMANCE OF THE LLC'S AND BHI'S OBLIGATIONS UNDER THIS AGREEMENT.

BHI'S INITIALS:/s/JSA    SELLER'S INITIALS:/s/AB     LLC'S INITIALS:/s/AB
               -------                     -------                  -------

     (c) No Waiver. No termination of this Agreement or the escrows established hereunder by the LLC or Seller following any breach by the other party shall be deemed to waive such breach or any remedy otherwise available to the non-breaching party.

17.  INDEMNIFICATIONS.

     (a) Indemnification by Seller. Seller shall hold harmless, indemnify and defend (with counsel reasonably acceptable to BHI and the LLC) BHI and the LLC, any person or entity having a direct or indirect interest in BHI or the LLC, any officer, director, employee, investment advisor, partner or shareholder of or in BHI or the LLC or of or in any person or entity having a direct or indirect ownership interest in BHI or the LLC, and the Property from and against any and all obligations, liabilities, claims, liens, losses, damages, costs and expenses (including reasonable attorneys' fees and costs) (individually and collectively, a "Claim") which meet at least one of the following criteria: (i) no matter how arising, are third party claims related to the

Property and arise or become payable before or on the Closing Date, or are third party related to or arise from any act, conduct or omission of Seller or its affiliates, occurring at any time or times before or on the Closing Date, or (ii) result from any inaccuracy in or breach of any representation or warranty of Seller of which BHI did not have actual knowledge prior to Closing, or result from any breach or default by Seller under this Agreement; provided, however, that Seller shall not be obligated to indemnify the LLC or BHI with respect to any inaccuracy in or breach of any representation or warranty of Seller unless the actual cost to the LLC or BHI (excluding counsel fees) incurred as a direct result thereof exceeds the sum of $30,000.00 for all such alleged inaccuracies or breaches of a representation or warranty by Seller. The LLC and BHI shall notify Seller of any such Claim within thirty
(30) days after it has notice of such Claim, but failure to notify Seller as aforesaid shall in no case prejudice the rights of the LLC or BHI or any other indemnified party hereunder except to the extent Seller shall be prejudiced by such failure. Should Seller discharge or undertake to defend the LLC or BHI or any other indemnified party and should it be determined thereafter that such party was not entitled to be indemnified (but only because indemnification was not proper under this Agreement, and not because the claim was successfully defended), the LLC, BHI, or such party shall repay Seller all cost and expense related to such discharge or defense including its attorney's fees and costs. With respect to any Claims described in clause (i) above, Seller's obligations under this Section shall survive the Closing Date for a period of two (2) years. With respect to any claims described in clause (ii) above, Seller's obligations under this Section shall survive the Closing Date for a period of two (2) years.

     (b) Indemnification by the LLC and BHI. The LLC and BHI shall hold harmless, indemnify and defend (with counsel reasonably acceptable to Seller) Seller, any person or entity having a direct or indirect interest in Seller, any officer, director, employee, investment advisor, partner or shareholder of or in Seller or of or in any person or entity having a direct or indirect ownership interest in Seller, from and against any and all obligations, liabilities, claims, liens, losses, damages, costs and expenses (including reasonable attorneys' fees and costs) (individually and collectively, a "Claim") which meet at least one of the following criteria: (i) no matter how arising, are third party claims related to the Property and become payable or accrue on or after the Closing Date, or are third party related to or arise from any act, conduct or omission of the LLC, BHI or their affiliates, occurring at any time or times on or after the Closing Date, or (ii) result from any inaccuracy in or breach of any representation or warranty of BHI, or result from any breach or default by BHI under this Agreement of which Seller did not have actual knowledge prior to Closing. Seller shall notify BHI of any such Claim within thirty (30) days after it has notice of such Claim, but failure to notify BHI as aforesaid shall in no case prejudice the rights of Seller or any other indemnified party hereunder except to the extent BHI shall be prejudiced by such failure. Should the LLC or BHI discharge or undertake to defend Seller or any other indemnified party and should it be determined thereafter that such party was not entitled to be indemnified (but only because indemnification was not proper under this Agreement and not because the claim was successfully defended), Seller or such party shall repay the LLC and BHI all cost and expense related to such discharge or defense including its attorney's fees and costs.

18.  NO BROKER.

Seller, the LLC and BHI all represent and warrant to the others that no brokerage commission, finder's fee or other compensation is due or payable by reason of either's actions in the transactions contemplated hereby. Each party agrees to indemnify and hold the other harmless from and against any losses, damages, costs and expenses (including reasonable attorneys' fees) incurred by the other by reason of any breach or inaccuracy of the representation and warranty contained in this Section . The parties' respective obligations under this Section shall survive the termination of this Agreement.

19.  MISCELLANEOUS.

     (a) Entire Agreement. Except for the other transaction documents expressly contemplated by this Agreement, this Agreement is the entire Agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements among the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance therewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby.
No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

     (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

     (c) Time of the Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

     (d) Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other or upon any escrow holder hereunder shall be in writing and delivered by personal service (including express or courier service), by electronic communication whether by telex, telegram or telecopying, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     Seller (or the LLC before the Closing Date):

                      J. Edward Connelly Associates, Inc.
                      2180 Noblestown Road
                      Pittsburgh, Pennsylvania 15205
                      Attention:  John E. Connelly and
                                  Alan Bernthaler
                      Telecopy No. (412) 920-4181

     With a copy to:  Sable, Makoroff & Gusky, P.C.
                      Seventh Floor, Frick Building
                      Frick Building
                      Pittsburgh, PA 15219-6002
                      Attention: Henry Gusky and Alan Gordon
                      Telecopy No.: 412/471-2859

     BHI (or the LLC on or after the Closing Date):

                      President Broadwater Hotel, Inc.
                      c/o President Casinos, Inc.
                      802 N. First Street
                      St. Louis, MO 63102
                      Attention:  John Aylsworth and
                                  James Zweifel
                      Telecopy No.: 314/622-3172

     With a copy to:  Gerard Sandweg, Esquire
                      Thompson Coburn
                      One Mercantile Center
                      St. Louis, MO 63101
                      Telecopy No.: 314/552-7000

     TITLE COMPANY:   First American Title Insurance Company
                      c/o David M. Allen, Esq.
                      Page, Mannino, Peresich, Dickinson & McDermott
                      759 Vieux Marche Mall
                      Biloxi, MS  39530
                      Telecopy No.:  601/432-5539

Any party (including Title Company) may change its address for notice by written notice given to the other in the manner provided in this Section .
Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, one (1) day after the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

     (e) No Other Representations. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

     (f) Saving Clause. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

     (g) Standard of Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that BHI and Seller, and their respective counsel, contributed materially and substantially to the preparation of this Agreement). Wherever the words "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words "without limitation" immediately followed the same. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of this Agreement shall be brought by and against the parties in the United States District Court for the Southern District of Mississippi (or, in the event that the dollar jurisdictional amount for federal court jurisdiction are not met, then such action shall be brought in the Circuit or Chancery Court in Harrison County, Mississippi), and each of the parties hereto hereby consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

     (i) Attorneys' Fees. If any action is brought by either party against the other party hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys' court costs and expenses incurred in connection with the prosecution or defense of such action. Any attorneys' fees, court costs and expenses to which a party in connection with the enforcement of a liquidated damages provision hereunder shall not be deemed covered by such liquidated damages provision, but rather shall be in addition to the liquidated damages thereunder. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

     (j) Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller hereunder shall be transferred or assigned by Seller, without the prior written consent of BHI. BHI shall have the right to assign all of its right, title and interest under this Agreement to any wholly-owned subsidiary of BHI at any time prior to the Closing, whereupon such assignee shall succeed to all of the rights and obligations of BHI hereunder, provided, however, that President Casinos, Inc. shall be and remain liable for all obligations of BHI under this Agreement.

     (k) Exhibits. All Exhibits and Schedules attached hereto are incorporated herein by reference. All Exhibit, Schedule and Section references in this Agreement refer to the sections of and the exhibits attached to this Agreement, unless the context clearly indicates otherwise.

     (l) No Recording. This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


SELLER:                                   J. EDWARD CONNELLY ASSOCIATES, INC.,
                                          a Pennsylvania corporation



                                          By:/s/ Alan Bernthaler, Vice Pres.
                                             ---------------------------------



LLC:                                      PRESIDENT BROADWATER HOTEL, L.L.C.,
                                          a Mississippi limited liability
                                          company

                                          By:  J. Edward Connelly Associates,
                                               Inc.,a Pennsylvania
                                               corporation, Manager


                                          By:/s/ Alan Bernthaler, Vice Pres.
                                             --------------------------------

BHI:                                      BROADWATER HOTEL, INC., a
                                          Mississippi corporation



                                          By:/s/ John S. Aylsworth
                                          ------------------------------------